UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIP Solutions, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	20-4047619
(State of incorporation)	(I.R.S. Employer Identification No.)

128 East Fairview Avenue
Spokane, WA 99207
(Address, including zip code, of Registrant’s principal executive offices)

MIP Solutions, Inc. 2008 Stock Plan
(Full title of the Plan)

Paul David Marotta, Esq.
Megan Jeanne, Esq.
The Corporate Law Group
500 Airport Boulevard, Suite 120
Burlingame, CA 94010
(650) 227-8000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, $0.0001 par value
- 2008 Stock Plan	2,500,000(3)	$0.35(2)	$875,000	$39.30
(1)
Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $39.30 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the filing fee on the basis of $0.35 per share, which represents the closing price reported on the Over the Counter Bulletin Board System October 21, 2008.

(3)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

MIP Solutions, Inc.
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplement pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

(a)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008;

(b)	Our Current Report on Form 8-K, filed with the Commission on September 17, 2008, concerning item 1.01.

(c)	Our Current Report on Form 8-K, filed with the Commission on September 17, 2008, concerning item 5.02;

(d)	Our Current Report on Form 8-K, filed with the Commission on September 17, 2008, concerning item 9.01;

(e)	Our Current Report on Form 8-K/A, filed with the Commission on September 15, 2008; concerning item 5.02

(f)	Our Current Report on Form 8-K, filed with the Commission on September 2, 2008;

(g)	Our Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2008;

(h)	Our Current Report on Form 8-K, filed with the Commission on July 29, 2008;

(i)	Our Current Report on Form 8-K, filed with the Commission on June 16, 2008;

(j)	Our Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2008;

(k)	Our Current Report on Form 8-K, filed with the Commission on February 4, 2008;

(l)
The description of Our common stock contained in Our Form SB-2 filed with the Securities and Exchange Commission on April 5, 2007 including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of this registration statement and before we stop offering the securities described in this registration statement. These documents include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

MIP Solutions, Inc.
128 East Fairview Avenue
Spokane, WA 99207
Telephone: (509) 484-6385

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby has been passed upon by The Corporate Law Group, counsel for the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company.

The Nevada Revised Statutes provides that Section 78.7502 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 78.7502 of the Nevada Revised Statutes, subsection 2 provides that:

“A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.”

Furthermore, the Nevada Revised Statutes Section 78.751 provides in subsection 2 that:

“The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.”

Section 78.751 of the Nevada Revised Statutes permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

As permitted by Section 78.751 of the Nevada Revised Statutes, on December 19, 2005 the Registrant’s Incorporators resolved as follows:

“That no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not Adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.”

In addition to the above, the Registrant has entered into indemnification agreements with its directors and executive officers to indemnify the foregoing persons against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by each of them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation) to which the indemnified person is, was or at any time becomes a party, or is reasonably thought to be threatened to be made a party, by reason of the fact that the indemnified person is, was or at any time becomes a director, officer, employee or agent of the Registrant, or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Notwithstanding the foregoing, under the indemnification agreements between the Registrant and its directors and executive officers, no indemnity will be paid for any of the following: (i) to the extent the aggregate of losses to be indemnified exceeds the sum of (A) such losses for which the director or officer is indemnified and (B) any settlement pursuant to any D & O Insurance purchased and maintained by the Registrant; (ii) in respect to remuneration paid to the director or officer if it shall be determined by a final judgment without right of appeal, or other final adjudication that such remuneration was in violation of law; (iii) on account of any suit in which judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale by him of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the director’s or officer’s acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (v) on account of any proceeding (other than the enforcement of the indemnification agreement by the director or officer against the Registrant) initiated by the director or officer unless such proceeding was authorized by the uninterested directors of the Registrant; or (vi) if a final decision without right of appeal by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

Additionally, no indemnity will be paid for any of the following: (i) on account of acts or omissions that the director or officer believed or believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director or officer; (ii) with respect to any transaction from which the director or officer derived an improper personal benefit; (iii) on account of acts or omissions that show a reckless disregard for the director’s or officer’s duties to the Registrant or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Registrant or its shareholders; (iv) on account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duties to the Registrant or its shareholders; (v) to the extent prohibited by the Nevada Revised Statutes; (vi) in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable to the Registrant in the performance of his duties to the Registrant and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for expenses and then only to the extent that such court shall determine; (vii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (viii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The indemnification provisions in the Incorporator’s resolution and the indemnification agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(1)	Amended and Restated Bylaws of the Registrant.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Williams & Webster, P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see signature page of this Registration Statement).

99.1	MIP Solutions Inc. 2008 Stock Plan.

(1)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2007, filed with the Commission on March 31, 2008.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 23rd day of October, 2008.

MIP Solutions, Inc.

By:	/s/ Rocky R. Arnold
Dr. Rocky Richard Arnold, Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of MIP Solutions, Inc., hereby severally constitute and appoint The Corporate Law Group, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons effective as of this 23rd day of October, 2008 in the capacities indicated.

Signature

/s/ Rocky R. Arnold	/s/ Edward A. Hunton
Dr. Rocky Richard Arnold Chief Executive Officer, President and Director (principal executive officer)	Edward Hunton Executive Vice President of Administration and Finance, Secretary, and Director (principal financial officer, principal accounting officer)

/s/ Duane Simon	/s/ Dale Carlton
Duane Simon Director	Dale Carlton Director

/s/ Glen Southard	/s/ Gary MacDonald
Glen Southard Director	Gary MacDonald Director